PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this "Agreement"), dated as of April 1, 2011, is made by WILLIAMS REALTY FUND I, LLC, a Georgia limited liability company, having an address of 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339 ("Pledgor"), in favor of WILLIAMS OPPORTUNITY FUND, LLC, a Georgia limited liability company, having an address of 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339 ("Secured Party").

RECITALS

WHEREAS, in connection with that certain Promissory Note of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Promissory Note"), made by Pledgor to Secured Party, Pledgor has agreed to pledge all of Pledgor's membership interests in Oxford Summit Partners, LLC, a Georgia limited liability company (the "Company"), to Secured Party to secure the obligations ("Obligations") of Pledgor contained in the Promissory Note.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

1.           Defined Terms.

(a)           As used in this Agreement, the following terms have the meanings set forth in or incorporated by reference below:

"Agreement" means this Agreement, as amended, supplemented or otherwise modified from time to time.

"Code" means the Uniform Commercial Code from time to time in effect in the State of Georgia.

"Collateral" means all of the following, whether now owned or hereafter acquired, now existing or hereafter arising and wherever located:  (i) the Pledged Membership Interests, (ii) all rights, privileges, authority and power arising from Pledgor’s interests in the Company, (iii) the capital of Pledgor in the Company and any and all profits, losses, distributions and allocations attributable thereto as well as the proceeds of any distribution thereof, whether arising under the terms of any organizational document of the Company or otherwise, (iv) all other payments, if any, due or to become due to Pledgor in respect of the Collateral, under or arising out of any organizational document of the Company or otherwise (including, without limitation, all other Collateral), (v) all of Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the ownership of the Collateral, (vi) all proceeds from the sale of the Pledged Membership Interest pursuant to the Purchase Agreement, (vii) all present and future claims, if any, of Pledgor against the Company, for monies loaned or advanced, for services rendered or otherwise, (viii) to the extent permitted by applicable law, all of Pledgor’s rights, if any, in the Company, pursuant to any organizational document of the Company, or at law, to exercise and enforce every right, power, remedy, authority, option and privilege of Pledgor relating to the Pledged Membership Interests, including, without limitation, the right to execute any instruments and to take any and all other action on behalf of and in the name of Pledgor in respect of the Pledged Membership Interests, and the Company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce or collect any of the foregoing or any property of the Company, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing, and (ix) to the extent not otherwise included, all Proceeds thereof.  For the avoidance of doubt, "Collateral" shall not include cash and other assets of the Company unless and until the same are distributed, or properly authorized to be distributed, to Pledgor.

"Company" has the meaning ascribed to such term in the Recitals.

"Company Articles of Organization" means the Articles of Organization of the Company, filed with the Secretary of State of Georgia, and the Operating Agreement of the Company, as the same may be amended.

"Event of Default" shall mean a breach or default by Pledgor of any of its obligations set forth in the Promissory Note.

"Lien" means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the attachment or perfection of a security interest, and mechanics’, materialmen’s and other similar liens and encumbrances.

"Obligations" has the meaning ascribed to such term in the Recitals.

"PAC" means Preferred Apartment Communities, Inc., a Maryland corporation.

"PAC OP" means Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Pledged Membership Interests" means all of Pledgor’s membership interests in the Company, together with all membership interest certificates, options or rights of any nature whatsoever which may be issued or granted by the Company to Pledgor.

"Pledgor" has the meaning ascribed to such term in the introductory paragraph.

"Proceeds" means all "proceeds" as such term is defined in the Code and, in any event, shall include, without limitation, all dividends or other income from the Pledged Membership Interests, collections thereon or distributions with respect thereto.

"Purchase Agreement" means that certain Contract of Purchase and Sale between Oxford Summit Development, LLC and Pledgor as sellers and PAC, as buyer, dated September 29, 2010, as the same has been assigned by PAC to PAC OP as of October 19, 2010, and as the same has been or may be amended.

"Secured Party" has the meaning ascribed to such term in the introductory paragraph.

(b)           The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.  The word "including" when used in this Agreement shall be deemed to be followed by the words "but not limited to."

2.           Pledge; Grant of Security Interest.

(a)           As security for the payment and performance of all of Pledgor's obligations under the Promissory Note, Pledgor hereby pledges, grants, hypothecates, transfers, and assigns to Secured Party a security interest in and a continuing lien on all the Pledged Membership Interests and grants to Secured Party a security interest in the Collateral, in each case, as collateral security for the prompt and complete payment and performance when due in accordance with the terms of the Promissory Note.  Pledgor agrees, at Secured Party’s request, to provide Secured Party with a certificate perfecting Secured Party’s security interest in Pledgor’s Pledged Membership Interests.

(b)           Pledgor acknowledges that simultaneously with the execution hereof Secured Party may file a financing statement in connection with the Collateral in the form required to properly perfect Secured Party’s security interest in the Collateral, to the extent that it may be perfected by such a filing, and Pledgor will pay the filing fees relative thereto and, if Pledgor’s interest in any Collateral is investment property (as defined in Section 9-102 of the Code), will promptly after demand by Secured Party deliver to Secured Party duly endorsed in blank or accompanied by appropriate membership interest powers or other instruments necessary to give control of any investment property to Secured Party within the meaning of Section 8-106 of the Code.

3.           Representations and Warranties.  Pledgor represents and warrants as of the date hereof that:

(a)           no consent of any other Person that has not been obtained, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(b)           the Pledged Membership Interests constitute all of Pledgor’s interests in the Company;

(c)           all of the Pledged Membership Interests have been duly and validly issued and are fully paid and non-assessable;

(d)           the Pledgor is the record and beneficial owner of, and has good and marketable title to, the Collateral, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Agreement;

(e)           the Pledgor has the power and authority to execute, deliver and perform this Agreement and to grant a Lien on the Collateral and has taken all necessary company or other action to authorize the granting of such Lien on the terms and conditions of and to authorize the execution, delivery and performance of this Agreement;

(f)           the Pledged Membership Interests are not evidenced by certificates;

(g)           the Pledged Membership Interests (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities, and (iii) and not held by such Pledgor in a securities account;

(h)           upon the delivery of certificates representing Pledgor’s Pledged Membership Interests, or upon the filing of the UCC-1 financing statements referred to in Section 2, the Lien granted pursuant to this Agreement will constitute a valid, perfected Lien on the Pledged Membership Interests, other Collateral and related proceeds, as applicable, enforceable as such against all creditors of the Pledgor and any Persons purporting to purchase any Pledged Membership Interests, other Collateral and related proceeds, as applicable, from Pledgor;

(i)           this Agreement is effective to maintain in favor of Secured Party, a legal, valid and enforceable security interest in all right, title and interest of Pledgor in the Collateral described therein, and such security interest constitutes fully perfected Liens on, and security interests in, all right, title and interest of Pledgor in the Collateral;

(j)           Pledgor is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended;

(k)           no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of Pledgor, threatened by or against Pledgor or against any of its assets, properties or revenues (a) with respect to the Collateral, or (b) which could reasonably be expected to have a material adverse effect on the Collateral;

(l)           to the best of Pledgor’s knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority now pending and served or threatened against the Collateral; and

(m)           to the best of Pledgor’s knowledge, it is not in violation of or default in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement or instrument to which it is a party or by which it is bound which violation or default might have a material adverse effect on its financial condition or operations or materially impair its ability to perform its obligations hereunder.

4.           Covenants.  Pledgor covenants and agrees with Secured Party that, from and after the date of this Agreement until obligations of Pledgor under the Promissory Note have been fully satisfied:

(a)           If Pledgor shall, as a result of its ownership of the Pledged Membership Interests, become entitled to receive or shall receive any membership certificate, (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of membership interests in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Membership Interests, or otherwise in respect thereof, Pledgor shall accept the same as Secured Party’s agent, hold the same in trust for Secured Party and deliver the same forthwith to Secured Party in the exact form received, duly endorsed by Pledgor to Secured Party, if required, together with an undated membership interest power covering such certificate duly executed in blank and with, if Secured Party so requests, signature guaranteed, to be held by Secured Party hereunder as additional security for the obligations under the Promissory Note.  Any sums paid upon or in respect of the Pledged Membership Interests upon the liquidation or dissolution of the Company shall be paid over to Secured Party to be held by it hereunder as additional security for the obligations under the Promissory Note, and in case any distribution of capital shall be made on or in respect of the Pledged Membership Interests or any property shall be distributed upon or with respect to the Pledged Membership Interests pursuant to the recapitalization or reclassification of the capital of the Company, or pursuant to the reorganization of the Company, the property so distributed shall be delivered to Secured Party to be held by it, subject to the terms hereof (including, without limitation, Section 5), as additional security for the obligations under the Promissory Note.  If any sums of money or property so paid or distributed in respect of the Pledged Membership Interests shall be received by Pledgor, Pledgor shall, until such money or property is paid or delivered to Secured Party, hold such money or property in trust for Secured Party, segregated from other funds of Pledgor, as additional security for the obligations under the Promissory Note, subject to the provisions of Section 5.

(b)           Without the prior written consent of Secured Party, Pledgor shall not, directly or indirectly (i) vote to enable, or take any other action to permit, the Company to issue any interests, or to issue any other securities convertible into or granting the right to purchase or exchange for any interests, in the Company, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, except as permitted by the Company’s Articles of Organization or Operating Agreement and except pursuant the Purchase Agreement, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the Lien provided for by this Agreement.  Pledgor shall defend the right, title and interest of Secured Party in and to the Collateral against the claims and demands of all Persons whomsoever.

(c)           At any time and from time to time, upon the written request of Secured Party, and at the sole expense of Pledgor, Pledgor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Secured Party may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Secured Party, duly endorsed in a manner satisfactory to Secured Party, to be held as Collateral pursuant to this Agreement.

(d)           Pledgor shall pay, and save Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(e)           [Intentionally omitted].

5.           Cash Dividends and Distributions; Voting Rights.  Pledgor shall be permitted to receive all cash dividends and distributions paid by the Company and to exercise all voting and membership rights, with respect to the Pledged Membership Interests, provided that no vote shall be cast or company right exercised or taken which, in Secured Party’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Promissory Note, except as permitted by the Company’s Articles of Organization or Operating Agreement.  Upon the occurrence and during the continuance of an Event of Default, all such powers and rights permitted to Pledgor pursuant to the preceding sentence shall cease and the provisions of Sections 6, 7 and 8 shall apply.

6.           Rights of Secured Party.

(a)           If an Event of Default shall occur, Secured Party shall have the right to receive any and all cash dividends or distributions thereafter paid in respect of the Collateral and make application thereof to the Obligations of Pledgor under the Promissory Note, in such order as Secured Party, in its sole discretion, may elect.  If an Event of Default shall occur, then all such Pledged Membership Interests at Secured Party’s option shall be registered in the name of Secured Party or its nominee or its designee, and Secured Party or its nominee or its designee may thereafter exercise (i) all voting, and all Company and other rights, as applicable pertaining to the Pledged Membership Interests and/or other Collateral, and (ii) any and all rights of conversion, exchange, and subscription and any other rights, privileges or options pertaining to such shares of the Pledged Membership Interests and/or other Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of Pledged Membership Interests and/or other Collateral as applicable upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of the Company, or upon the exercise by Pledgor or Secured Party of any right, privilege or option pertaining to such Pledged Membership Interests and/or other Collateral, and in connection therewith, the right to deposit and deliver any and all of the Pledged Membership Interests and/or other Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Secured Party shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)           The rights of Secured Party under this Agreement shall not be conditioned or contingent upon the pursuit by Secured Party of any right or remedy against Pledgor or against any other Person which may be or become liable in respect of all or any part of the Obligations of Pledgor under the Promissory Note or against any other security therefor, guarantee thereof or right of offset with respect thereto.  Secured Party shall not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(c)           Upon the satisfaction of Pledgor’s obligations under the Promissory Note and payment of all amounts owed thereunder, the Secured Party’s rights under this Agreement shall terminate, and Secured Party shall return to Pledgor any certificate(s) evidencing Pledgor’s Pledged Membership Interests and agrees to file a UCC termination promptly upon presentment by Debtor, as the case may be.

7.           Remedies.

(a)           If an Event of Default shall occur, Secured Party may exercise, in addition to all other rights and remedies granted in this Agreement or in the Promissory Note, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Pledgor, the Company or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Pledgor, which right or equity of redemption is hereby waived or released.  Secured Party shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Secured Party hereunder, including, without limitation, reasonable attorneys’ fees actually incurred at regular hourly rates and disbursements, to the payment in whole or in part of the obligations set forth in the Promissory Note, in such order as Secured Party may elect, and only after such application and after the payment by Secured Party of any other amount required by any provision of law.  To the extent permitted by applicable law, Pledgor waives all claims, damages and demands it may acquire against Secured Party arising out of the exercise by Secured Party of any of its rights hereunder, except for any claims, damages and demands it may have against Secured Party arising from the willful misconduct of Secured Party.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 business days before such sale or other disposition.  Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations of Pledgor under the Promissory Note and the fees and disbursements of any attorneys employed by Secured Party to collect such deficiency.  If all or any of the Collateral is sold by Secured Party upon credit (by Secured Party only), Secured Party shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Secured Party may resell such Collateral.  It is expressly agreed that Secured Party may exercise its rights with respect to less than all of the Collateral, leaving unexercised its rights with respect to the remainder of the Collateral; provided, however, that such partial exercise shall in no way restrict or jeopardize Secured Party’s right to exercise its rights with respect to all or any other portion of the Collateral at a later time or times.

(b)           Pledgor hereby irrevocably authorizes and empowers Secured Party and assigns and transfers unto Secured Party, and constitutes and appoints Secured Party and any of its assigns their true and lawful attorney-in-fact, and as their agent, irrevocably, with full power of substitution for Pledgor and in Pledgor’s name, in order to more fully vest in Secured Party the rights and remedies provided for herein following the occurrence of an Event of Default, and Pledgor further authorizes and empowers Secured Party and any of its assigns, as Pledgor’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Pledgor and in its name, to proceed from time to time following the occurrence of an Event of Default in Pledgor’s name in any statutory or non-statutory proceeding affecting Pledgor or the Collateral, and Secured Party, any of its assigns or their respective nominees may (i) execute and file proof of claim for the Collateral and vote such claims for all or any portion of the Collateral (x) for or against any proposal or resolution, (y) for a trustee or trustees or for a receiver or receivers or for a committee of creditors and/or (z) for the acceptance or rejection of any proposed arrangement, plan or reorganization, composition or extension, and Secured Party or its nominee may receive any payment or distribution and give acquittance therefor and may exchange or release any portion or all of the Collateral; and (ii) endorse any draft or other instrument for the payment of money, execute releases and negotiate settlements; provided, however, that the power provided for in this sentence shall not give Secured Party the right to make capital calls on Pledgor.  Nothing contained in the foregoing provisions of this Section 7(b) shall be deemed or construed to be a limitation on, or waiver by Secured Party of, any of Secured Party’s other rights or remedies hereunder or under the Promissory Note.  Secured Party shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.  The foregoing powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Pledgor in respect of the Collateral to any other Person other than Secured Party are hereby revoked.  The power-of-attorney granted herein shall terminate automatically upon the termination of this Agreement in accordance with the terms hereof.

(c)           Secured Party may at such time following the occurrence of an Event of Default and from time to time thereafter, without notice to, or assent by, Pledgor or any other person (to the extent permitted by law), but without affecting any of the Pledgor’s obligations under this Agreement, in the name of Pledgor or in the name of Secured Party:  (i) notify any other party to make payment and performance directly to Secured Party, (ii) extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Secured Party, or claims of Secured Party under any organizational documents of the Company, (iii) file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Secured Party reasonably necessary or advisable for the purpose of collecting upon or enforcing any organizational documents of the Company, and (iv) execute any instrument and do all other things deemed reasonably necessary and proper by Secured Party to protect and preserve and realize upon the Collateral or any portion thereof and the other rights contemplated hereby, including, but not limited to, completing any and all stock powers and/or certificates related to transferring the Pledged Membership Interests.

(d)           Following the occurrence of an Event of Default, Secured Party may without notice to, or assent by, Pledgor, require that:  (i) any and all distributions, dividends, interest and other payments payable to Pledgor with respect to all or any part of the Collateral be paid to Secured Party, and (ii) Secured Party shall have the right to cause Secured Party or its nominee, designee, agent or assignee to become substitute for Pledgor, or its designee, as officers, managers and/or directors in the Company.

(e)           Pursuant to the power-of-attorney provided for above, Secured Party may reasonably take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, Secured Party shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Pledgor representing any interest, payment of principal or other distribution payable in respect of the Collateral or any part thereof, and for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of the Collateral and any other property which is or may become a part of the Collateral hereunder.

(f)           Without limiting any other provision of this Agreement and the Promissory Note, and without waiving or releasing Pledgor from any obligation or default hereunder or thereunder, Secured Party shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to cure such Event of Default or cause any term, covenant, condition or obligation required under this Agreement to be performed or observed by Pledgor to be promptly performed or observed on behalf of Pledgor or to protect the security of this Agreement.  All amounts advanced by, or on behalf of, Secured Party in exercising its rights under this Section 7 (including, but not limited to, legal expenses and disbursements incurred in connection therewith), together with interest thereon at the rate of 15% per annum from the date of each such advance, shall be payable by Pledgor, to Secured Party upon demand therefor and shall be secured by the Collateral.

8.           Private Sales.

(a)           In the event Secured Party is entitled to exercise its remedies as set forth in Section 7, Pledgor recognizes that Secured Party may be unable to effect a public sale of any or all of the Pledged Membership Interests, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and maybe compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Secured Party than if such sale were a public sale and, notwithstanding such circumstances, agrees that such private sale shall not be deemed to have been made in other than a commercially reasonable manner by virtue thereof.  Secured Party shall conduct any such sale in a commercially reasonable manner.  Secured Party shall be under no obligation to delay a sale of any of the Pledged Membership Interests for the period of time necessary to permit the Company or Pledgor to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Company or Pledgor would agree to do so.

(b)           Pledgor further shall use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Membership Interests and/or other Collateral pursuant to this Section 8 valid and binding and in compliance with any and all other applicable requirements of law.  Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against such Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Promissory Note.

9.           Limitation on Duties Regarding Collateral.  Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, shall be to deal with it in the same manner as Secured Party deals with similar securities and property for its own account.  Neither Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or otherwise.

10.           Other Documents.  Pledgor agrees to deliver any other document or instrument which Secured Party may request with respect to the Collateral for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

11.           Powers Coupled with an Interest.  All authorizations and agencies and powers herein contained with respect to the Collateral are irrevocable and coupled with an interest.

12.           No Release, Etc.  The obligations of Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstances or occurrence whatsoever, including, without limitation: (a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any of the Promissory Note or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such instrument or agreement or this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement; (c) any furnishing of any additional security to Secured Party or any acceptance thereof or any sale, exchange, release, surrender or realization of or upon any security by Secured Party; or (d) any invalidity, irregularity or unenforceability of all or part of the Pledgor’s obligations under the Promissory Note or of any security therefore.

13.           Registration of Pledge.  Concurrently with the execution of this Agreement, Pledgor shall cause the Company to note the pledge effected by this Agreement on its books.

14.           Miscellaneous.

(a)           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)           Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(c)           No Waiver; Cumulative Remedies.  Secured Party shall not by any act (except by a written instrument pursuant to Section 14(d)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.  Secured Party may release any portion of the Collateral without the consent of Pledgor and without in any manner affecting the validity or priority of the lien on any remain part of the Collateral.  Any and all of Secured Party’s rights with respect to the Collateral under any of the Promissory Note shall continue unimpaired, and Pledgor shall be and remain obligated in accordance with the terms hereof, notwithstanding: (i) the release or substitution of such collateral at any time, or of any rights or interest therein, or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Secured Party in the event of any Event of Default with respect to such collateral or otherwise hereunder.

(d)           Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Agreement may be waived, amended, or otherwise modified except by a written instrument executed by the party against which enforcement of such waiver, amendment, or modification is sought.  This Agreement shall be binding upon the successors and assigns of Pledgor and shall inure to the benefit of Secured Party and its successors and assigns; provided no Pledgor shall have any right to assign its rights hereunder.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia (excluding the laws applicable to conflicts or choice of law).

(e)           Executive Offices.  Pledgor, if other than a natural person, shall not (i) change the location of its chief executive office or sole place of business or residence from the location as of the date hereof or remove its books and records from such location, or (ii) change its name, identity or structure to such an extent that any financing statement filed by Secured Party in connection with this Agreement would become misleading, unless it shall have given Secured Party at least fifteen (15) days’ prior written notice thereof.

(f)           Notices.  Notices by Secured Party to Pledgor or the Company to be effective shall be in writing, addressed or transmitted to Pledgor, or the Company at their respective addresses set forth in the Promissory Note, and shall be deemed to have been duly given or made (i) when delivered by hand, (ii) two Business Days after deposit in the postal system, certified mail, or postage pre-paid mail, or (iii) one Business Day following timely delivery to a nationally recognized overnight courier service.  Pledgor, or the Company may change addresses by written notice to Secured Party.  Any communications by Pledgor to Secured Party may be given in any manner set forth in the immediately preceding sentence to the address set forth in the Promissory Note.

(g)           Preferences.  Secured Party shall have no obligation to marshal any assets in favor of Pledgor or any other party or against or in payment of any or all of the obligations of Pledgor pursuant to this Agreement or the Promissory Note.  Secured Party shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Pledgor to any portion of its obligations.  To the extent a Pledgor makes a payment or payments to Secured Party for its benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations (or part thereof) of Pledgor intended to be satisfied shall be revived and continue in full force and effect, as if such payment, or proceeds had not been received by Secured Party.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized officers as of the date set forth above.

PLEDGOR:

WILLIAMS REALTY FUND I, LLC

By: Williams Realty Fund Manager I, LLC, its manager

By: Williams Realty Advisors, LLC, its manager

By:		(SEAL)
John A. Williams, Chief Executive Officer

[Signature Page to Pledge Agreement (WOF Loan to Fund I)]